Exhibit 5.1

        [Letterhead of Bracewell & Patterson, L.L.P.]

January 14, 2005

Overstock.com, Inc.
6322 South 3000 East, Suite 100
Salt Lake City, Utah 84121

Ladies and Gentlemen:

We have acted as special counsel to Overstock.com, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of an aggregate principal amount of $120,000,000 of 3.75% Convertible Senior Notes due 2011 of the Company (the "Notes") and the shares of Common Stock, par value $0.0001 per share, of the Company (the "Common Stock") issuable upon conversion of the Notes. The Notes were issued under an Indenture, dated as of November 23, 2004 (the "Indenture"), between the Company and Wells Fargo Bank, N.A. as trustee (the "Trustee").

In connection with the opinion set forth below, we have examined (i) the Registration Statement; (ii) the Indenture; and (iii) certain resolutions of the Board of Directors of the Company. We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. In the course of the foregoing investigations and examinations, we assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as copies; and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us. We have also assumed, with your approval, that (i) the Indenture has been duly authorized, executed and delivered by the Trustee; (ii) the Notes conform to the specimen thereof examined by us; (iii) the Trustee's certificates of authentication of the Notes have been manually signed by one of the Trustee's authorized officers; and (iv) the certificates for the shares of Common Stock issuable upon conversion of the Notes will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock.

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we advise you that, in our opinion, the Notes constitute valid and binding obligations of the Company and the shares of Common Stock initially issuable upon conversion of the Notes, when issued upon such conversion in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, the relevant contract law of the State of New York and the relevant federal law of the United States of America. We express no opinion with respect to the state securities or blue sky laws of any jurisdiction or with respect to the law of any other jurisdiction. We are not admitted to the practice of law in the State of Delaware. We also express no opinion with respect to the anti-fraud provisions of the federal securities laws or with respect to federal or state laws relating to fraudulent transfers.

Overstock.com, Inc.
January 14, 2005

The enforceability of the obligations of the Company under the Notes and the Indenture are subject to the effect of any applicable bankruptcy (including, without limitation, fraudulent conveyance and preference), insolvency, reorganization, rehabilitation, moratorium or similar laws and decisions relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief. Such principles are of general application, and in applying such principles a court, among other things, might decline to order the Company to perform covenants. We express no opinion as to the validity, binding effect or enforceability of any provisions of the Indenture or the Notes that requires or relates to the payment of additional amounts or liquidated damages at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. Further, we express no opinion with respect to the enforceability of provisions in the Notes or the Indenture with respect to waiver, delay, extension or omission of notice of enforcement of rights or remedies or waivers of defenses or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitations or other nonwaivable benefits provided by operation of law. In addition, the enforceability of any exculpation, indemnification or contribution provisions contained in the Indenture may be limited by applicable law or public policy.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Securities" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
Bracewell & Patterson, L.L.P.